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                                                                 Exhibit 4.1.1.1

                           TRUMP CASINO HOLDINGS, LLC,
                           TRUMP CASINO FUNDING, INC.,
                                   as Issuers

                 11-5/8% First Priority Mortgage Notes due 2010

                      ------------------------------------

                          FIRST SUPPLEMENTAL INDENTURE

                          Dated as of June 12, 2003

                                       to

                                    INDENTURE

                           Dated as of March 25, 2003

                      ------------------------------------



                         U.S. BANK NATIONAL ASSOCIATION,
                                   as Trustee

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                  FIRST SUPPLEMENTAL INDENTURE, dated as of June 12, 2003
(this "First Supplemental Indenture"), among TRUMP CASINO HOLDINGS, LLC, a Delaware limited liability company (the "Company") and TRUMP CASINO FUNDING, INC., a Delaware corporation ("TC Funding" and together with the Company, the "Issuers") and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the "Trustee").

                              W I T N E S S E T H:

                  WHEREAS, the Issuers, the guarantors named therein and the Trustee have heretofore executed and delivered an indenture, dated as of March 25, 2003 (the "Indenture"), governing the 11-5/8% First Priority Mortgage Notes due 2010 of the Issuers (the "Notes");

                  WHEREAS, Sections 9.01(a) and 9.01(e) of the Indenture provide that the Issuers and the Trustee may amend or supplement the Indenture without the consent of any Holder to cure any defect in the Indenture or to make any change to the Indenture that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights thereunder of any Holder; and

                  WHEREAS, all conditions precedent provided for in Section 9.01 of the Indenture with respect to the execution of this First Supplemental Indenture have been complied with.

                  NOW THEREFORE, in consideration of the foregoing premises, the Issuers and the Trustee agree as follows:

                  Section 1. Definitions. All capitalized terms used herein and not defined are used herein as defined in the Indenture.

                  Section 2. Amendment to the Indenture. The Indenture is hereby amended by deleting the text of Section 4.07(a)(2) in its entirety and replacing it with the following: "the Total Leverage Ratio of the Company is greater than
4.0 to 1.0 or the First Priority Leverage Ratio of the Company is greater than
3.0 to 1.0; or".

                  Section 3. Ratification. Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

                  Section 4. Conflict with Trust Indenture Act. If and to the extent that any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision which is required or deemed to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act of 1939, such required or deemed provision shall control.

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                                      -2-

                  Section 5. Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  Section 6. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

                  Section 7. Benefits of this First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties to the Indenture and their respective successors thereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

                  Section 8. Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Issuers shall bind their respective successors and assigns, whether so expressed or not.

                  Section 9. Governing Law. This First Supplemental Indenture and the Indenture and the Notes, each as supplemented and amended hereby, shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

                  Section 10. Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture.


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                  IN WITNESS WHEREOF, the Issuers and the Trustee have caused this First Supplemental Indenture to be duly executed as of the date first above written.

                                            ISSUERS:

                                            TRUMP CASINO HOLDINGS, LLC

                                            By: /s/ John P. Burke
                                               ---------------------------
                                               Name:  John P. Burke
                                               Title: Executive Vice President



                                            TRUMP CASINO FUNDING, INC.

                                            By: /s/ John P. Burke
                                               ---------------------------
                                               Name:  John P. Burke
                                               Title: Executive Vice President


                                            TRUSTEE:

                                            U.S. BANK NATIONAL ASSOCIATION

                                            By: /s/ Richard H. Prokosch
                                               ---------------------------
                                               Name:  Richard H. Prokosch
                                               Title: Vice President